Exhibit 10.9

VISA

EXCESS RETIREMENT BENEFIT PLAN

(Amended and Restated Effective as of June 1, 2005)

This amendment and complete restatement of the Visa Excess Retirement Benefit Plan (hereinafter called the “Excess Plan”) is effective as of June 1, 2005.

1. Purpose. As the result of the Employee Retirement Income Security Act of 1974 (“ERISA”), a maximum has been placed on the pension benefits that may be paid from the Visa Retirement Plan (the “Retirement Plan”). In addition, because of amendments to the Retirement Plan attributable to subsequent tax legislation, pension benefits accruing under the Retirement Plan after September 30, 1989 may in certain cases be reduced. The purpose of the Excess Plan is therefore to provide for the payment of benefits with respect to certain of those Participants in the Retirement Plan who may be (i) limited by the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), on a basis consistent with the Retirement Plan without regard to the restriction of such provisions of the Code, or (ii) adversely affected by the amendments to the Retirement Plan that were effective as of October 1, 1989. Effective as of October 1, 2002, the Retirement Plan is comprised of two components as follows: the Visa Retirement Plan, as amended and restated effective October 1, 2000 (the “Pre-2002 Plan”) and the Visa 2002 Retirement Plan effective October 1, 2002 (the “2002 Plan”).

2. Eligibility to Participate in the Excess Plan.

(a) Any Participant in the Retirement Plan whose Retirement Income is limited by reason of the limitations imposed on compensation and benefits under Section 401(a)(17) and Section 415 of the Code, respectively; and

(b) Any Participant in the Pre-2002 Plan who is adversely affected by the amendments to the Retirement Plan that were effective as of October 1, 1989.

3. Amount of Benefit. Subject to any separate written agreement with a Participant, the amount of benefits payable to each eligible Participant or his Beneficiary under the Excess Plan shall be as described below.

(a) Participant in the Pre-2002 Plan Only. The benefit payable under the Excess Plan to an eligible Participant in the Pre-2002 Plan only or his Beneficiary shall equal (A) or (B), whichever is greater, minus (C), as described below:

(A) The Retirement Income which would be payable to the Participant or his Beneficiary under the Pre-2002 Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The Pre-2002 Plan provides that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date is equal to 46.25% of his Final Average Earnings if he has completed 25 years of Benefit Service. If the Participant has completed less than 25 years of Benefit Service, the Participant’s Retirement Income is reduced based on his age and service at his Termination Date.

(B) The Retirement Income which would have been payable to such Participant or his Beneficiary under the Retirement Plan as in effect on September 30, 1989 if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The Retirement Plan as in effect on September 30, 1989 provided that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date was equal to 50% of the Participant’s Final Average Earnings less 50% of his social security amount if he had completed 25 years of Benefit Service. If the Participant had completed less than 25 years of Benefit Service, the Participant’s Retirement Income was reduced based on his age and service at his Termination Date. In addition, if the Participant retired on his Early Retirement Date and began receiving Retirement Income for the rest of his life, the Participant received a “temporary social security supplement.” The meanings of “social security amount” and “temporary social security supplement” are set forth in Attachment A hereto. A Participant’s Excess Plan benefit shall include the value of a temporary social security supplement only if the Participant retires on his Early Retirement Date and commences receipt of his Retirement Income for the rest of his life by the date on which his Excess Plan benefits are paid pursuant to Section 4 hereof.

(C) The Retirement Income which is payable to the Participant or his Beneficiary under the Pre-2002 Plan.

(b) Participant in the 2002 Plan Only. The benefit payable under the Excess Plan to an eligible Participant in the 2002 Plan only or his Beneficiary shall equal (A) minus (B), as described below:

(A) The Retirement Income which would be payable to the Participant or his Beneficiary under the 2002 Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply. The 2002 Plan provides that a Participant’s Retirement Income with payments commencing at his Normal Retirement Date is equal to 1.25% per year of his Benefit Service (up to a maximum of 35 full years), multiplied by his Final Average Earnings.

(B) The Retirement Income which is payable to the Participant or his Beneficiary under the 2002 Plan.

(c) Participant in the 2002 Plan and the Pre-2002 Plan. The benefit payable under the Excess Plan to an eligible Participant in the 2002 Plan and the Pre-2002 Plan or his Beneficiary shall equal the sum of the benefits that would have been payable with respect to the Participant under subparagraphs (a) and (b) of this Section 3 determined as if (i) both of those subparagraphs had applied to the Participant and (ii) subparagraph (b)(A) of this Section 3 stated that the Participant’s Retirement Income under the 2002 Plan with payments commencing at his Normal Retirement Date is equal to 1.25% per year of his Benefit Service (up to a maximum of 35 full years) multiplied by his Final Average Earnings, minus the Participant’s Retirement Income commencing at his Normal Retirement Date under the Pre-2002 Plan, but never less than zero.

Notwithstanding the preceding provisions of this Section 3, if a Participant has received or commenced receiving benefits under the Retirement Plan or the Excess Plan prior to accruing additional benefits under either such plan, his Excess Plan benefit shall be actuarially adjusted to the extent necessary and appropriate to take into account the amount of such benefits previously received.

4. Timing and Form of Benefit Payments. Benefits under the Excess Plan shall be paid in the form of a single lump sum payment as soon as administratively practicable following the date a Participant ceases to be an Employee and incurs a “separation from service” within the meaning of Section 409A of the Code, provided the payment is made by the December 31 next following such date or, if later, by the 15th day of the third calendar month following such date.

5. Funding and Payment Obligation. Benefits under the Excess Plan shall be payable from the general assets of Visa USA, Inc. and/or Visa International Service Association. No specific assets shall be set aside for the purpose of making payments under the Excess Plan. Benefits under the Excess Plan payable with respect to a Participant shall be paid by the entity employing the Participant immediately prior to his Termination Date or Retirement Date, as applicable. If such benefits are not paid when due, then Visa USA, Inc. and Visa International Service Association shall each be obligated to make such payments only in proportion to the Participant’s aggregate Benefit Service credited under the Retirement Plan while an Employee of that entity (and any other Participating Company owned thereby).

6. Administration. The Excess Plan shall be construed, interpreted and administered by the Committee in a manner consistent with Article XI of the Pre-2002 Plan and Article X of the 2002 Plan. Any construction, interpretation and administrative action shall be final and binding on all Participants and their Beneficiaries.

7. Notification. The Committee shall provide the Participant or Beneficiary entitled to benefits under the Excess Plan written notice of the terms and conditions of payments from the Excess Plan.

8. Amendment and Termination. The Excess Plan may be amended by the Boards of Directors of Visa USA, Inc. and Visa International Service Association, or the Executive or Compensation Committees thereof, and any amendment must be jointly authorized by both boards or committees, and shall terminate or divide into two successor plans for the Employees of each corporation and the Employees of any other Participating Company owned by either corporation at the time of the division, when the Retirement Plan terminates or divides. No amendment or termination of the Excess Plan shall reduce or eliminate the benefits payable thereunder based on a Participant’s Benefit Service credited under the Retirement Plan through the date of the amendment or termination.

9. Definitions. Except as specifically set forth in the Excess Plan, capitalized terms shall have the meanings assigned to them in the Pre-2002 Plan or the 2002 Plan, as applicable.

ATTACHMENT A TO SECTION 3(a)(B)

OF THE VISA EXCESS RETIREMENT BENEFIT PLAN

(Amended and Restated Effective as of October 1, 2003)

DEFINITIONS OF “SOCIAL SECURITY AMOUNT”

AND

“TEMPORARY SOCIAL SECURITY SUPPLEMENT”

“Social security amount” means the estimated monthly unreduced primary old age insurance amount which the Participant could expect to receive commencing on the first day of the month next following his 65th birthday or Postponed Retirement Date, whichever is later (ignoring any earnings in the calendar year of his 65th birthday or Postponed Retirement Date, as applicable) under the Social Security Act as in effect on the Participant’s Retirement Date, Termination Date, or date of death, whichever occurs first; provided, however, that in making the estimate it will be assumed that:

(a)	if the Participant retires on his Normal or Postponed Retirement Date, covered earnings (wages under Section 3121(a)(1) of the Code) for the calendar year prior to his Retirement Date will be assumed to be based on 12 times his Monthly Earnings at retirement divided by 1.06 or 12 times his Final Average Earnings, if greater. Covered earnings in each prior year will be based on the assumption that the Participant received 6% annual increases in his Monthly Earnings (or Final Average Earnings) on each January 1;

(b)	if the Participant retires on his Early Retirement Date or dies and his Spouse is eligible for the pre-retirement death benefit, covered earnings for years prior to his Early Retirement Date or date of death will be determined as in subparagraph (a) above. Covered earnings in calendar years coincident with and subsequent to this Early Retirement Date or date of death will be assumed to be zero;

(c)	if the Participant terminates with a deferred vested accrued benefit, covered earnings for years prior to his Termination Date will be determined as in subparagraph (a) above. Covered earnings coincident with and subsequent to his Termination Date will be assumed to be equal to the greater of 12 times his Final Average Earnings or 12 times his Monthly Earnings on his Termination Date and to continue through the calendar year prior to his Normal Retirement Date.

Social security amount will be determined on the earliest of the Participant’s Retirement Date, Termination Date or date of death and shall forever thereafter be fixed in computing the Participant’s Basic Retirement Income unless the Committee shall authorize a change in accordance with future federal regulations.

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Notwithstanding the above, a Participant is entitled to provide to the Committee a statement, prepared by the Social Security Administration, of his actual covered earnings through the end of the calendar year immediately preceding the date the Participant is entitled to a monthly benefit. If the Participant provides such statement of his actual covered earnings to the Committee within 90 days after the Committee notifies the Participant of the amount of his assumed covered earning, the Participant’s social security amount will be equal to the lesser of (i) an amount calculated taking into account such actual covered earnings or (ii) an amount determined under subparagraph (a), (b) or (c) above, whichever is appropriate, using his assumed covered earnings.

In no event will the effective percentage of the social security amount used in determining a Participant’s benefit be greater than 50% of the actual unreduced primary old age insurance amount the Participant could receive at his Retirement Date from the Social Security Administration.

“Temporary social security supplement” means an additional monthly supplement commencing on a Participant’s elected payment date and terminating on the earlier of his Normal Retirement Date or his date of death. The temporary social security supplement is the product of (a) times (b) where:

(a)	is 1/2 of his social security amount; and

(b)	is the ratio of the Participant’s actual completed years and months of Benefit Service to 25 years, but in no event greater than 1.

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